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                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

                            UNANIMOUS WRITTEN CONSENT
                           OF THE EXECUTIVE COMMITTEE
                            OF THE BOARD OF DIRECTORS

     Pursuant to the Bylaws of this corporation, the undersigned, constituting all of the members of the Executive Committee of the Board of Directors of FIRST SUNAMERICA LIFE INSURANCE COMPANY, a New York corporation (the "Corporation"), hereby unanimously consent in writing to and hereby adopt the following resolutions, effective this 9th day of March, 2011:

          WHEREAS, the Executive Committee, by unanimous written consent, effective as of August 15, 2002, (i) established the FS Variable Annuity Account Nine (the "Variable Account") in accordance with the insurance laws of the State of New York, (ii) authorized the registration of the Variable Account as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act"), and
     (iii) authorized the registration of certain variable annuity insurance contracts supported by the Variable Account as securities under the Securities Act of 1933, as amended (the "1933 Act") ; and

          WHEREAS, the Corporation developed a flexible premium variable deferred annuity contracts (the "Contracts") which were supported by the Variable Account and which were registered under the 1933 Act; and

          WHEREAS, currently there are no assets in the Variable Account or its subaccounts and all outstanding Contracts have been redeemed; and

          WHEREAS, the Corporation has no further plans to develop any other variable annuity contracts to be supported by the Variable Account nor will it use the Variable Account as an investment medium to support any other variable annuity contracts;

          WHEREAS, pursuant to the aforementioned, the Corporation deems it to its best interest to discontinue the sales of the Contracts and liquidate and terminate the Variable Account; and

          NOW, THEREFORE, BE IT RESOLVED, that the Executive Committee hereby authorizes and approves the discontinuance of the sales of the Contracts and the liquidation and termination of the Variable Account; and further authorizes and empowers the officers of the Corporation, and each of them hereby is, directed to take any and all actions which any of them deems or believes necessary or desirable to liquidate, close and effect the deregistration of the Variable Account and

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     its shares under the 1940 Act and the 1933 Act, including but not limited to, the execution and delivery of agreements, certificates, filings and other documents to any federal, state and or regulatory agencies, and the filing of Form N-8F, Application for Deregistration of Certain Registered Investment Companies (the "Application"), with the Securities and Exchange Commission, and any amendments to the Application which such officers may deem necessary or desirable;

          FURTHER RESOLVED, that the Executive Committee hereby ratifies any and all actions that may have previously been taken by the officers of the Corporation in connection with the foregoing resolutions and authorizes the officers of the Corporation to take any and all such further actions as may be appropriate to reflect these resolutions and to carry out their tenor, effect and intent.

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date stated above.


                                             /S/ BRUCE R. ABRAMS
                                             -----------------------------------
                                             Bruce R. Abrams


                                             /S/ MICHAEL J. AKERS
                                             -----------------------------------
                                             Michael J. Akers


                                             /S/ WILLIAM J. KANE
                                             -----------------------------------
                                             William J. Kane